Exhibit 99.1

Spero Therapeutics Announces First Quarter 2025 Operating Results and Provides a Business Update

•

Pre-specified interim analysis of the ongoing Phase 3 PIVOT-PO clinical trial of tebipenem HBr in complicated urinary tract infection (cUTI), including acute pyelonephritis (AP), on track to be completed in Q2 2025

•	Existing cash, together with earned development milestones from GSK, provide runway to fund operating expenses and capital expenditures into Q2 2026

CAMBRIDGE, Mass., May 13, 2025 — Spero Therapeutics, Inc. (Nasdaq: SPRO), a clinical-stage biopharmaceutical company, focused on identifying and developing novel treatments for rare diseases and multi-drug resistant (MDR) bacterial infections, today announced financial results for the first quarter ended March 31, 2025, and provided a business update.

“At Spero, our top priority remains the successful execution of the tebipenem HBr clinical program as we prepare for the pre-specified interim analysis of the PIVOT-PO trial during the second quarter,” said Esther Rajavelu, President and Chief Executive Officer. “We are developing tebipenem HBr to address the significant unmet need for an oral carbapenem option in the treatment of complicated urinary tract infections. We believe that, if approved, tebipenem HBr could deliver meaningful clinical and economic benefits, by improving patient outcomes and reducing the need for hospital stays.”

Pipeline Update

Tebipenem HBr

Tebipenem HBr is an investigational oral carbapenem antibiotic being developed for the treatment of cUTI, including AP, to help patients potentially reduce duration of in-patient therapy. Spero granted GSK an exclusive license to commercialize tebipenem HBr in all territories, except certain Asian territories where Meiji holds development and commercialization rights.

•	Together with GSK, we are conducting a pre-specified interim analysis of the Phase 3 PIVOT-PO clinical trial of tebipenem HBr. This pre-specified interim analysis is expected in Q2 2025.

•

This randomized, double-blind clinical trial compares oral tebipenem HBr with intravenous imipenem-cilastatin, in hospitalized adult patients with cUTI/AP. The primary endpoint is overall response (a combination of clinical cure and favorable microbiological response) at the Test-of-Cure (TOC) visit. For more information on our PIVOT-PO trial, please refer to ClinicalTrials.gov ID NCT06059846.

SPR720

SPR720 is an investigational, chemically stable phosphate ester prodrug that is converted rapidly in vivo to SPR719, the active moiety, after oral administration. SPR719 targets the ATPase site of DNA gyrase B in mycobacteria, a mechanism that is distinct from that of other antibiotics in use for NTM-PD.

•

The oral development program in NTM-PD was suspended in 4Q 2024. This followed a planned interim analysis of 16 patients dosed in the Phase 2a study, which demonstrated the study did not meet its primary endpoint.

•	The Company is currently completing analysis of the data from all 25 patients dosed in the Phase 2a proof-of-concept study in NTM-PD and plans to determine next steps for the program.

Corporate Update

•

Esther Rajavelu was appointed as Spero’s President and Chief Executive Officer, effective May 2, 2025. Ms. Rajavelu has also been nominated for election to the Board of Directors at Spero’s 2025 annual meeting of stockholders. She will continue to serve as the Company’s Chief Financial Officer and Treasurer.

First Quarter 2025 Financial Results

•

Spero reported a net loss of $(13.9) million for the first quarter of 2025 compared to a net loss of $(12.7) million for the first quarter of 2024, or a diluted net loss and net income per share of common stock of $(0.25) and $(0.24), respectively.

•

Total revenue for the first quarter of 2025 was $5.9 million, compared with total revenue of $9.3 million for the first quarter of 2024. The revenue decrease for the first quarter of 2025 was primarily due to a decrease in grant revenue, offset by higher collaboration revenue related to our agreement with GSK.

•

Research and development expenses for the first quarter of 2025 were $13.6 million, compared to $17.3 million of research and development expenses for the same period in 2024. The decrease in research and development expenses compared with the prior year period was primarily due to lower expenditure on the SPR720 clinical program.

•

General and administrative expenses for the first quarter of 2025 were $6.8 million, compared to $5.9 million of general and administrative expenses for the same period in 2024. This increase compared with the prior year period was primarily due to an increase in personnel-related costs, as well as an increase consulting and professional fees.

•

As of March 31, 2025, Spero had cash and cash equivalents of $48.9 million. Spero estimates that its existing cash and cash equivalents, together with upcoming $23.75M of earned and non-contingent development milestone payments from GSK will be sufficient to fund its operating expenses and capital expenditures into Q2 2026.

For further details on Spero’s financials, refer to Spero’s Quarterly Report on Form 10-Q, filed with the U.S. Securities and Exchange Commission (SEC) today.

Government Agency Research Support

The views expressed in this press release are those of the authors and may not reflect the official policy or position of the Department of the Army, Department of Defense, or the U.S. Government.

Tebipenem HBr Research Support

Select tebipenem HBr studies have been funded in part with federal funds from the Department of Health and Human Services; Administration for Strategic Preparedness and Response; and Biomedical Advanced Research and Development Authority, under contract number HHSO100201800015C.

About Spero Therapeutics

Spero Therapeutics, headquartered in Cambridge, Massachusetts, is a clinical-stage biopharmaceutical company focused on identifying and developing novel treatments for rare diseases and MDR bacterial infections with high unmet need. For more information, visit www.sperotherapeutics.com

Forward Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including, without limitation, statements regarding the timing, progress and results of Spero’s preclinical studies, clinical trials and research and development programs; Spero’s strategy, goals and anticipated financial performance, milestones, business plans and focus; and Spero’s cash runway. In some cases, forward-looking statements may be identified by terms such as “may,” “will,” “should,” “expect,” “plan,” “aim,” “anticipate,” “could,” “intent,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential” or “continue,” the negative of these terms or other similar expressions. Any forward-looking statements in this press release are based on management’s current expectations and beliefs and are subject to a number of important risks, uncertainties and other factors that may cause actual results to differ materially from those indicated by such forward looking statements, including statements related to tebipenem HBr’s future clinical development process, taking into account the effects of possible regulatory delays, slower than anticipated patient enrollment, manufacturing challenges, clinical trial design and clinical outcomes; whether the results of such trials will warrant submission for approval from the U.S. Food and Drug Administration (FDA) or equivalent foreign regulatory agencies; whether the FDA will ultimately approve tebipenem HBr and, if so, the timing of any such approval; whether the FDA will require any additional clinical data or place labeling restrictions on the use of tebipenem HBr that would delay approval and/or reduce the commercial prospects of tebipenem HBr; whether a successful commercial launch can be achieved and market acceptance of tebipenem HBr can be established; whether results obtained in preclinical studies and clinical trials will be indicative of results obtained in future clinical trials; Spero’s reliance on third parties to manufacture, develop, and commercialize its product candidates, if approved, including, in the case of tebipenem HBr, Spero’s reliance on GSK pursuant to the Exclusive License Agreement to develop tebipenem HBr and GSK’s right thereunder to determine, in its sole discretion, whether to continue the PIVOT-PO trial or otherwise further develop tebipenem HBr; Spero’s need for additional funding; the ability to commercialize Spero’s product candidates, if approved; Spero’s ability to retain key personnel; Spero’s leadership transitions; whether Spero’s cash resources will be sufficient to fund its continuing operations for the periods and/or trials anticipated; and other factors discussed in the “Risk Factors” set forth in filings that Spero periodically makes with the SEC. The forward-looking statements included in this press release represent Spero’s views only as of the date hereof and should not be relied upon as representing its views as of any subsequent date. Except as required by law, Spero explicitly disclaims any obligation to update any forward-looking statements.

Investor Relations Contact:

Shai Biran, PhD

Spero Therapeutics

IR@Sperotherapeutics.com

Media Inquiries:

media@sperotherapeutics.com

Spero Therapeutics, Inc.

Condensed Consolidated Balance Sheet Data

(in thousands)

(Unaudited)

	March 31, 2025	December 31, 2024
Cash and cash equivalents	$48,887	$52,889
Other assets	28,822	57,654

Total assets	$77,709	$110,543

Total liabilities	43,895	64,420
Total stockholder’s equity	33,814	46,123

Total liabilities and stockholders’ equity	$77,709	$110,543

Spero Therapeutics, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended March 31,
	2025	2024
Revenues:
Grant revenue	$763	$5,063
Collaboration revenue - related party	5,099	4,064
Collaboration revenue	12	140

Total revenues	5,874	9,267
Operating expenses:
Research and development	13,606	17,332
General and administrative	6,824	5,917
Restructuring	175	—

Total operating expenses	20,605	23,249

Loss from operations	(14,731)	(13,982)
Other income (expense)	865	1,313

Net loss	$(13,866)	$(12,669)

Net loss per share attributable to common shareholders per share, basic and diluted	$(0.25)	$(0.24)
Weighted average shares outstanding, basic and diluted:	55,376,188	53,524,037